Exhibit 99.1
A.C. MOORE RECEIVES NASDAQ NOTICE
REGARDING DELAYED FILING OF FORM 10-Q

For:	From:
A.C. Moore Arts & Crafts, Inc.	Gregory FCA Communications, Inc.
For More Information Contact:	For More Information Contact:
Amy Rhoades, General Counsel	Joe Crivelli
856-768-4936	610-642-8253
Berlin, New Jersey, November 21, 2007 — A.C. Moore Arts & Crafts, Inc. (Nasdaq: ACMR) (“A.C. Moore” or the “Company”) announced today that it had received a Nasdaq Staff Determination letter dated November 15, 2007 indicating that the Company was not in compliance with the filing requirements for continued listing as set forth in Nasdaq Marketplace Rule 4310(c)(14) because the Company had not yet filed its quarterly report on Form 10-Q for the quarter ended September 30, 2007. As a result, A.C. Moore’s shares of common stock are subject to delisting from The Nasdaq Stock Market. Pursuant to Nasdaq Marketplace Rules, whenever the Staff of the Nasdaq Listing Qualifications Department determines that a listed company does not meet a Nasdaq continued listing standard, the Staff notifies the company of such non-compliance.
On November 16, 2007, A.C. Moore requested a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”) to appeal the Nasdaq Staff’s determination. This request will stay the delisting until the appeal has been heard and the Panel has rendered its decision. Pending a decision by the Panel, A.C. Moore will remain listed on The Nasdaq Stock Market. There can be no assurance that the Panel will grant the Company’s request for continued listing.
Due to the Company’s continuing review of its inventory accounting methods as previously disclosed in its Form 8-K and press release dated October 24, 2007, A.C. Moore was unable to file its Form 10-Q for the quarter ended September 30, 2007 by the due date of November 9, 2007. The Company currently anticipates that it will be able to file the Form 10-Q for the third quarter 2007 and any prior financial statements requiring restatement during the first quarter of 2008, subject to completion of the year-end inventory, internal inventory accounting review and restatement process. Upon filing its third quarter 2007 Form 10-Q, A.C. Moore anticipates that it will be in compliance with Nasdaq Marketplace Rule 4310(c)(14).
About A.C. Moore:
A.C. Moore operates arts and crafts stores that offer a vast assortment of traditional and contemporary arts and crafts merchandise for a wide range of customers. The Company operates

134 stores in the Eastern United States from Maine to Florida. For more information about the Company, visit our website at www.acmoore.com.
This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore’s current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the Company’s ability to implement its business and operating initiatives to improve profitability, customer demand and trends in the arts and crafts industry, inventory risks, the effect of economic conditions and gasoline prices, the impact of unfavorable weather conditions, the impact of competitors’ locations or pricing, the availability of acceptable real estate locations for new stores, difficulties with respect to new system technologies, difficulties in implementing measures to reduce costs and expenses and improve margins, supply constraints or difficulties, the effectiveness of and changes to advertising strategies, the costs associated with a change in management, difficulties in determining the outcome and impact of litigation, the impact of the threat of terrorist attacks and war, the Company’s ability to maintain an effective system of internal control over financial reporting, the results of the Company’s review of its inventory accounting practices, the Company’s ability to regain compliance with Nasdaq listing standards, the Company’s ability to meet its expected filing date for the Form 10-Q for the third quarter of 2007 and any prior financial statements requiring restatement and other risks detailed in the Company’s Securities and Exchange Commission filings.

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